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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
webcasts.com, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 of iBEAM Broadcasting Corporation of our report dated February 21, 2000, with respect to the consolidated balance sheets of webcasts.com, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the registration statement on Form S-1 (No. 333-95833) of iBEAM Broadcasting Corporation, and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG LLP

Oklahoma City, Oklahoma
May 15, 2000